Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C
OF
POPULAR, INC.

(Pursuant to Article 5.01
Of the General Corporation Law
of the Commonwealth of Puerto Rico)

Popular, Inc., a Puerto Rico corporation (the “Corporation”), hereby certifies in accordance with the provisions of Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico that the following resolutions were duly adopted by the Board of Directors of the Corporation:

FURTHER RESOLVED, that pursuant to Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico and the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors, by resolutions duly adopted, authorized the issuance of a series of 935,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock Series C, no par value (the “Series C Preferred Stock”), of the Corporation, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 4, 2008, filed a Certificate of Designations with respect to the Series C Preferred stock (the “Series C Certificate of Designations”) in the office of the Secretary of State of the Commonwealth of Puerto Rico; and

FURTHER RESOLVED, that as of the date hereof, no shares of the Series C Preferred Stock are outstanding and no shares of the Series C Preferred Stock will be issued subject to the Series C Certificate of Designations; and

FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Incorporation with respect to the Series C Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized Senior Executive Vice President and Chief Financial Officer this 30th day of September, 2009.

Popular, Inc.

By: /s/ Jorge A. Junquera
Name: Jorge A. Junquera
Title: Senior Executive Vice President and
Chief Financial Officer